Consent of Independent Accountants

To the Trustees of Standish, Ayer & Wood Investment Trust:

We consent to the inclusion in Post-Effective Amendment No. 90 to the Registration Statement on Form N-1A (1933 Act File Number 33-8214) of Standish, Ayer & Wood Investment Trust: Standish International Equity Fund, Standish Equity Fund, Standish Small Capitalization Equity Fund and Standish Small Capitalization Equity Fund II, our report dated November 18, 1998, on our audits of the financial statements and financial highlights of the Standish International Equity Fund, Standish Equity Fund, Standish Small Capitalization Equity Fund and Standish Small Capitalization Equity Fund II, which reports are included in the Annual Report to Shareholders for the periods stated therein, which is also included in this Registration Statement.


                                                PricewaterhouseCoopers LLP

Boston, Massachusetts
November 25, 1998